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                                                                      Exhibit 12

                           Liberty Media Corporation
               Calculation of Ratio of Earnings to Fixed Charges
                     (dollars in millions, except ratios)
                                  (unaudited)

                                  Three        One         Ten           Two
                                  Months      Month       Months        Months
                                  Ended       Ended       Ended         Ended                 Year Ended December 31,
                                March 31,   March 31,  December 31,  February 28,      --------------------------------------
                                   2000        2000        1999          1999          1998        1997       1996       1995
                                ---------------------  ----------------------------------------------------------------------
Earnings (losses) before
  income taxes                     1,679        (66)       (3,072)          141        1,083       (645)     1,174       (100)

Add:

Interest on debt                     442         29           311            38          178         71         58         61
Interest portion of rentals            4          1            13             2           11          9         13         22
Amortization of debt expense           -          -             2             1            5          3          1          -
Distributions from and losses
  of less than 50% owned
  affiliates with debt not
  guaranteed by Liberty              100          7           183            31          876        723        310        195
Minority interest in earnings
  (losses) of consolidated
  subsidiaries                        12          -            92            (3)         (13)        10        (18)       142
                                ---------------------  ----------------------------------------------------------------------
Earnings available for fixed
  charges                       $  2,237        (29)       (2,471)          210        2,140        171      1,538        320
                                =====================  ======================================================================

Fixed charges:

Interest on debt:
LMC and consolidated
  subsidiaries                       439         13           288            26          104         40         53         34
Less than 50% owned affiliates
  with debt guaranteed by
  Liberty                              3          2            22             3           16         11          1          2
Liberty's proportionate share
  of interest of 50% owned
  affiliates                           -         14             1             9           58         20          4         25
                                ---------------------  ----------------------------------------------------------------------
    Total interest on debt           442         29           311            38          178         71         58         61

Interest portion of rentals            4          1            13             2           11          9         13         22
Amortization of debt expense           -          -             2             1            5          3          1          -
Capitalized interest                   -          -             -             -            -          -          -          -
                                ---------------------  ----------------------------------------------------------------------
Total fixed charges             $    446         30           326            41           194        83         72         83
                                =====================  ======================================================================

Ratio of earnings to fixed
  charges                           5.02                                   5.12         11.03      2.06      21.36       3.86

Deficiency                                 $    (59)       (2,797)
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